Exhibit 99.1

May 31, 2007

Mr. Daniel P. Donovan

14 Kensington Street

Lido Beach, New York 11561

Dear Dan:

This letter confirms your promotion to the position of Chief Executive Officer of Star Gas Partners, L.P. and its subsidiaries (the “Partnership”), effective as of May 31, 2007. In addition, you will continue to serve as the President of the Partnership. We are pleased to offer you the following compensation package and other terms, the levels and conditions of which will be in effect for three years following the date of this letter, unless otherwise modified by agreement between you and the Partnership.

Base Salary: Your base annual salary will be $375,000 per year. You will be paid $15,625.00 semi-monthly subject to withholding of all applicable taxes and benefit deductions.

Benefit Coverage: You will be eligible to participate in the Partnership’s benefits plans in accordance with their terms and conditions.

Terms: It is understood that your employment is at will and that either party can terminate the relationship at any time. If the Partnership terminates your employment for reasons other than for cause, or you terminate your employment for good reason, you will be entitled to one years salary as severance. In consideration of this offer you agree that while you are an employee of the Partnership and for twelve months thereafter, you will not compete with the Partnership nor become involved either as an employee, as a consultant or in any other capacity, in the sale of heating oil or propane on a retail basis. You agree that you will not reveal any confidential information concerning the Partnership and that you will not solicit nor seek to hire, employees of the Partnership during that time.

Please indicate your acceptance of this offer by signing and dating this letter below.

Should you have any questions, please do not hesitate to call me.

Sincerely,

Paul Vermylen, Jr. Chairman

Accepted:

Dan Donovan	Date